Exhibit 23.3
Consent Of Geological Consultant



I hereby consent to the inclusion and reference of my report dated December 5, 2005, entitled "Review and Recommendations - Caran Mineral Claim #523485, Westwold Area, 82L/5W-NTS Map, Thompson Plateau Region, British Columbia, Canada" in the Registration Statement on Form SB-2 filed by Cartan Holdings Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Cartan Holdings Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Cartan Holdings Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.

DATED:  September 2006


/s/ James W. McLeod
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James W. McLeod
Professional Geologist